UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1 )

Intervest Bancshares Corporation
(Name of Issuer)

Common Stock, $1.00 par value
(Title of Class of Securities)

460927106
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                      Rule 13d-1(b)

☒                      Rule 13d-1(c)

☐                      Rule 13d-1(d)

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS Financial Edge Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 597,907
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 597,907
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 597,907
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS Financial Edge—Strategic Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 203,103
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 203,103
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,103
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS Goodbody/PL Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 248,008
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 248,008
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,008
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS PL Capital/Focused Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 99,430
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 99,430
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,430
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 939,840
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 939,840
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 939,840
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.4%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS PL Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,148,448
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,148,448
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,148,448
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.  460927106

1		NAME OF REPORTING PERSONS Goodbody/PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 248,008
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 248,008
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,008
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS John W. Palmer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,187,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,187,848
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,187,848
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Richard J. Lashley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,189,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,189,848
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,189,848
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Lashley Family 2011 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,500
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,500
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Caitlin Lashley 2010 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) <0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Danielle Lashley 2010 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) <0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Danielle Lashley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) <0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Caitlin Fanelli
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) <0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS Beth Lashley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,500
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,500
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 460927106

1		NAME OF REPORTING PERSONS PL Capital LLC Defined Benefit Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 39,400
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 39,400
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,400
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) EP

CUSIP No.  460927106

Note:
This Amendment No. 1 is being refiled solely to correct the filing type that appears on the EDGAR System.  Due to a clerical error, the filing type was noted as a Schedule 13D/A, but the filing is a Schedule 13G/A.  So, the Schedule 13G Amendment No. 1 is being refiled, with no changes or updates, to properly reflect the filing type as a Schedule 13G/A on the EDGAR System.

Item 1(a).	Name of Issuer:

Intervest Bancshares Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

One Rockefeller Plaza, Suite 400, New York, NY 10020.

Item 2(a).	Name of Persons Filing:

The parties identified in the list below constitute the “PL Capital Group.”

●	Financial Edge Fund, L.P., a Delaware limited partnership (“Financial Edge Fund”).

●	Financial Edge-Strategic Fund, L.P., a Delaware limited partnership (“Financial Edge Strategic”).

●	PL Capital/Focused Fund, L.P., a Delaware limited partnership (“Focused Fund”).

●	PL Capital, LLC, a Delaware limited liability company and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund (“PL Capital”).

●
PL Capital Advisors, LLC, a Delaware limited liability company and investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL Capital, L.P. (“PL Capital Advisors”).

●	Goodbody/PL Capital, L.P., a Delaware limited partnership (“Goodbody/PL LP”).

●	Goodbody/PL Capital, LLC, a Delaware limited liability company and General Partner of Goodbody/PL LP (“Goodbody/PL LLC”).

●	PL Capital LLC Defined Benefit Pension Plan.

●	Richard Lashley and John Palmer, Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC and Trustees and Beneficiaries of the PL Capital LLC Defined Benefit Pension Plan.

●	Caitlin Lashley 2010 Trust, a New Jersey irrevocable trust.

●	Danielle Lashley 2010 Trust, a New Jersey irrevocable trust.

●	Richard Lashley, Trustee of the Caitlin Lashley 2010 Trust and Danielle Lashley 2010 Trust.

CUSIP No.  460927106

●	Caitlin Fanelli (nee Lashley), beneficiary of the Caitlin Lashley 2010 Trust.

●	Danielle Lashley, beneficiary of the Danielle Lashley 2010 Trust.

●	Lashley Family 2011 Trust, a New Jersey irrevocable grantor trust.

●	Beth Lashley, Trustee and beneficiary of the Lashley Family 2011 Trust.

The joint filing agreement of the PL Capital Group is attached as Exhibit 1 to this Schedule 13G.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP, Goodbody/PL LLC, PL Capital LLC Defined Benefit Pension Plan, Mr. Palmer and Mr. Lashley is:  c/o PL Capital, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.  Each of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP and Goodbody/PL LLC are engaged in various interests, including investments.  PL Capital LLC Defined Benefit Pension Plan is a pension plan for PL Capital LLC and Messrs. Lashley and Palmer.

The business address of the Caitlin Lashley 2010 Trust, Danielle Lashley 2010 Trust, Lashley Family 2011 Trust and Beth Lashley is 2 Trinity Place, Warren, NJ 07059.  These trusts are grantor trusts which hold various assets, including investment securities.  Beth Lashley is the Trustee and Beneficiary of the Lashley Family 2011 Trust.  Richard Lashley is the Trustee of the Caitlin Lashley 2010 Trust and the Danielle Lashley 2010 Trust.

Item 2(c).	Citizenship:

All of the individuals who are members of the PL Capital Group are citizens of the United States.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

460927106

Item 3.	If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

CUSIP No.  460927106

Item 4.                         Ownership:

The following list sets forth the aggregate number and percentage (based on 21,589,589 shares of Common Stock outstanding on October 31, 2012 as reported in the Issuer’s Form 10-Q, as filed on November 5, 2012) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2(a):

Name	Shares of Common Stock Beneficially Owned (Shared Voting and Investment Power for all Shares)	Percentage of Shares of Common Stock Beneficially Owned
Financial Edge Fund	597,907	2.8%
Financial Edge Strategic	203,103	0.9%
Focused Fund	99,430	0.5%
PL Capital	939,840	4.4% (indirect beneficial ownership as general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund)
PL Capital Advisors	1,148,448	5.3% (indirect beneficial ownership as investment adviser to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP)
Goodbody/PL LP	248,008	1.1%
Goodbody/PL LLC	248,008	1.1% (indirect beneficial ownership as general partner of Goodbody/PL LP)
John W. Palmer	1,187,848	5.5% (indirect beneficial ownership as managing member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and Trustee and Beneficiary of PL Capital LLC Defined Benefit Pension Plan)
Richard J. Lashley	1,189,848
5.5%
(indirect beneficial ownership as managing member of PL Capital, PL Capital Advisors and Goodbody/PL LLC;  Trustee and Beneficiary of PL Capital LLC Defined Benefit Pension Plan; Trustee of the Caitlin Lashley 2010 Trust; and Trustee of the Danielle Lashley 2010 Trust)

PL Capital LLC Defined Benefit Pension Plan	39,400	0.2%
Lashley Family 2011 Trust	62,500	0.3%
Beth Lashley	62,500	0.3% (indirect beneficial ownership as Trustee and Beneficiary of the Lashley Family 2011 Trust)
Caitlin Lashley 2010 Trust	1,000	<0.1%
Caitlin Fanelli	1,000	<0.1% (indirect beneficial ownership as Beneficiary of the Caitlin Lashley 2010 Trust)
Danielle Lashley 2010 Trust	1,000	<0.1%
Danielle Lashley	1,000	<0.1% (indirect beneficial ownership as Beneficiary of the Danielle Lashley 2010 Trust)

CUSIP No.  460927106

In the aggregate, the PL Capital Group owns 1,252,348 shares of Common Stock or 5.8% of the Company.

PL Capital is the General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital, they have the power to direct the affairs of PL Capital.  Therefore, PL Capital may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic and Focused Fund.

Goodbody/PL LLC is the general partner of Goodbody/PL LP.  Because Mr. Palmer and Mr. Lashley are the Managing Members of Goodbody/PL LLC, they have the power to direct the affairs of Goodbody/PL LP.  Therefore, Goodbody/PL LLC may be deemed to share with Messrs. Palmer and Lashley voting and dispositive power with regard to the shares of Common Stock held by Goodbody/PL LP.

PL Capital Advisors is the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital Advisors, they have the power to direct the affairs of PL Capital Advisors.  Therefore, PL Capital Advisors may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, and Focused Fund.

Richard Lashley is the Trustee of the Caitlin Lashley 2010 Trust and Danielle Lashley 2010 Trust and has the power to direct the affairs of the trusts and voting and dispositive power over investments held by the trusts.

Beth Lashley is the Trustee of the Lashley Family 2011 Trust and has the power to direct the affairs of the trust and voting and dispositive power over investments held by the trusts.

Item 5.                         Ownership of Five Percent or Less of a Class:

N/A

Item 6.                         Ownership of More than Five Percent on Behalf of Another Person:

N/A

CUSIP No.  460927106

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

N/A

Item 8.                         Identification and Classification of Members of the Group:

See Item 2(a) above.

Item 9.                         Notice of Dissolution of Group:

N/A

Item 10.                         Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP No.  460927106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2013

FINANCIAL EDGE FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
FINANCIAL EDGE-STRATEGIC FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL/FOCUSED FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
GOODBODY/PL CAPITAL, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

CUSIP No.  460927106

GOODBODY/PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL ADVISORS, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL LLC DEFINED BENEFIT PENSION PLAN By: /s/ John W. Palmer John W. Palmer Trustee	By: /s/ Richard J. Lashley Richard J. Lashley Trustee
LASHLEY FAMILY 2011 TRUST By: /s/ Beth Lashley Beth Lashley Trustee
CAITLIN LASHLEY 2010 TRUST By: /s/ Richard J. Lashley Richard J. Lashley Trustee
DANIELLE LASHLEY 2010 TRUST By: /s/ Richard J. Lashley Richard J. Lashley Trustee

CUSIP No.  460927106

By: /s/ John W. Palmer John W. Palmer
By: /s/ Richard Lashley Richard Lashley
By: /s/ Beth Lashley Beth Lashley
By: /s/ Caitlin Fanelli Caitlin Fanelli
By: /s/ Danielle Lashley Danielle Lashley

CUSIP No.  460927106

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:  February 12, 2013

FINANCIAL EDGE FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
FINANCIAL EDGE-STRATEGIC FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL/FOCUSED FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
GOODBODY/PL CAPITAL, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

16

CUSIP No.  460927106

GOODBODY/PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL ADVISORS, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL LLC DEFINED BENEFIT PENSION PLAN By: /s/ John W. Palmer John W. Palmer Trustee	By: /s/ Richard J. Lashley Richard J. Lashley Trustee
LASHLEY FAMILY 2011 TRUST By: /s/ Beth Lashley Beth Lashley Trustee
CAITLIN LASHLEY 2010 TRUST By: /s/ Richard J. Lashley Richard J. Lashley Trustee
DANIELLE LASHLEY 2010 TRUST By: /s/ Richard J. Lashley Richard J. Lashley Trustee

CUSIP No.  460927106

By: /s/ John W. Palmer John W. Palmer
By: /s/ Richard Lashley Richard Lashley
By: /s/ Beth Lashley Beth Lashley
By: /s/ Caitlin Fanelli Caitlin Fanelli
By: /s/ Danielle Lashley Danielle Lashley

3